UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	August 12, 2008

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 12, 2008, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Robert S. Trump.

Pursuant to the Purchase Agreement, on August 12, 2008 we issued and sold to Mr. Trump, at face value, our 7.5% Convertible Promissory Note due December 31, 2008 (the “Maturity Date”) in the principal amount of $500,000 (the “Note”). Mr. Trump may elect to convert the Note at any time into shares of our common stock at a price of $0.75 per share (the “Conversion Price”), which represents a discount of approximately 28% off the market price for our common stock on August 12, 2008. At our election by written notice and upon payment of a deferral fee in an amount equal to 10% of the principal amount then outstanding (the “Deferral Fee”) no later than five business days after the Maturity Date, the Maturity Date may be extended to March 31, 2009. At our election, the Deferral Fee may be paid by adding the amount of the Deferral Fee to the principal amount of the Note. We may pay off the Note in full or in part at any time without prepayment penalty. In the event we have not paid off the Note in full by March 31, 2009, the full amount of principal, accrued interest and Deferral Fee (if such fee has been added to the Note’s principal amount) will convert into shares of our common stock at $0.75 per share. As further consideration to Mr. Trump, on August 12, 2008 we issued to him a warrant (the “Warrant”) to purchase one share of our common stock for each dollar invested by Mr. Trump in the purchase of our common stock or other convertible securities during the period from December 31, 2008 through December 31, 2011. The exercise price of the Warrant is $1.50 per share, which represents a premium of approximately 44% over the market price for our common stock on August 12, 2008. The Warrant expires on December 31, 2015, but includes a provision permitting us to accelerate the expiration date if at any time the market price for our common stock equals or exceeds 200% of the market price on August 12, 2008 ($1.04 per share) for a period of thirty consecutive trading days.

We have agreed that, if we file a registration statement under the Securities Act covering the sale by us or by any other person of shares of our common stock, we will, at Mr. Trump’s request, include in such registration the shares issuable upon conversion of the Note and exercise of the Warrant.

The Purchase Agreement is filed herewith as Exhibit 10.1; the Note is filed herewith as Exhibit 4.1; and the Warrant is filed herewith as Exhibit 4.2. The foregoing descriptions of those agreements are qualified in their entirety by reference to such Exhibits.

Item 3.02. Unregistered Sales of Equity Securities

On August 12, 2008, pursuant to the Purchase Agreement described in Item 1.01 above, we issued to Mr. Trump the Note and the Warrant described in Item 1.01. The principal amount of, and accrued interest on, the Note is convertible, at any time at the election of the holder, into shares of our common stock at a conversion price of $0.75 per share. If the entire principal amount of the Note were converted, we would issue to the holder an aggregate of 666,667 shares of our common stock. The number of shares of our common stock issuable upon exercise of the Warrant, if any, will be based on the amount of any additional investment Mr. Trump makes in our common stock or securities convertible into shares of our common stock during the period from December 31, 2008 through December 31, 2011.

The Note and Warrant were issued in a private placement not involving any public offering and exempt from registration under the Securities Act pursuant to the exemptions provided by Section 4(2) of such Act and by Regulation D promulgated under such Act. The Note and Warrant were sold for cash at an aggregate offering price of $500,000. No brokers or placement agents were involved in the offering of such securities.

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Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description of Exhibit
4.1	7.5% Convertible Promissory Note due December 31, 2008 issued pursuant to Securities Purchase Agreement dated as of August 12, 2008, between ThermoEnergy Corporation and Robert S. Trump
4.2	Common Stock Purchase Warrant issued pursuant to Securities Purchase Agreement dated as of August 12, 2008, between ThermoEnergy Corporation and Robert S. Trump
10.1	Securities Purchase Agreement dated as of August 12, 2008, between ThermoEnergy Corporation and Robert S. Trump

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2008

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Andrew T. Melton
Name: Andrew T. Melton
Title: Executive Vice President and Chief Financial Officer

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